Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

August 19, 2010 FOR IMMEDIATE RELEASE	For more information:
Gregory Kleffner
EVP, Chief Financial Officer
(904) 346-1500
InvestorRelations@steinmart.com

STEIN MART, INC. REPORTS SECOND QUARTER AND FIRST HALF 2010 FINANCIAL RESULTS

Second Quarter 2010 highlights:

•	Net income was $11.3 million or $0.25 per diluted share compared with $1.5 million or $0.04 per diluted share last year.

•	Included in 2010 income is a $9.7 million pretax cumulative breakage gain offset by a $1.2 million pretax charge associated with changing our physical inventory process.

•	Excluding these items and tax rate adjustments in both years, earnings per share would have been $0.08 in 2010 compared to $0.09 in 2009.

•	We had cash balances of $80 million and no debt at the end of the second quarter 2010. Cash increased $35 million from second quarter 2009.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fiscal second quarter and first half ended July 31, 2010

Second quarter results

For the second quarter of 2010, we earned $11.3 million or $0.25 per diluted share compared to earnings of $1.5 million or $0.04 per diluted share for the second quarter of 2009. Our pretax income for the second quarter of 2010 was $13.5 million compared with $5.6 million in 2009.

Included in 2010 net income is a $9.7 million pretax gain to recognize cumulative breakage on unused gift and merchandise return cards, an offsetting $1.2 million pretax charge associated with changing our physical inventory process and a favorable tax adjustment of $1.3 million. Our 2009 second quarter results were impacted by an unfavorable adjustment in our then year-to-date tax rate of $2.1 million. Excluding the impact of these items, our second quarter diluted earnings per share would have been $0.08 in 2010 compared to the $0.09 in 2009. Without the breakage gain and the charge associated with changing our physical inventory process, pretax income would have been $5.0 million compared with $5.6 million in 2009.

As previously reported, net sales for the second quarter decreased 4.0 percent to $276.0 million from $287.5 million the previous year. Comparable store sales decreased 2.0 percent compared to the second quarter of 2009.

Gross profit for the second quarter of 2010 decreased to $69.1 million or 25.0 percent of net sales compared to $75.4 million or 26.2 percent of net sales in the same period last year. The decrease in the gross profit rate is the result of higher buying expenses and their negative leverage on our lower sales along with slightly lower purchase markup.

Selling, general and administrative expenses (SG&A) for the second quarter of 2010 was $70.1 million or 25.4 percent of net sales compared to $74.2 million or 25.8 percent of net sales for the same period last year. The $4.1 million decrease resulted from lower store operating expenses, store closing expenses and depreciation, offset by higher advertising costs, the addback of expense reductions from last year and the $1.2 million charge associated with changing the process and timing of our physical inventories, including accelerating half of our stores to mid-year from yearend.

Other income for the second quarter of 2010 increased $10.2 million to $14.5 million compared to $4.3 million in 2009. Included in this increase is the $9.7 million gain to recognize cumulative breakage on unused gift and merchandise return cards issued since the inception of these programs in 1996 and 1999. Prior to the second quarter of 2010, we had not recognized breakage on card balances pending our final determination of applicable escheatment laws and historical redemption patterns. While we expect to continue recognizing gift card and merchandise return card breakage each period, the amount will be significantly less than recognized in the second quarter of 2010 due to this multi-year calculation.

Our 2010 second quarter effective tax rate (ETR) of 16.3 percent was lower than our 2010 first half ETR of 26.1 percent primarily due to the impact of a reduction in our estimated annual ETR. This ETR reduction resulted from the impact of favorable changes in book/tax differences on our deferred tax valuation allowance. Our ETR for the second quarter of 2009 was 72.6%, and was the result of changing from the discrete period method used in the first quarter of 2009.

First Half of 2010

For the first half of 2010, our net earnings were $25.6 million or $0.57 per diluted share as compared to net earnings of $17.6 million or $0.41 per share for the same 2009 period. Our pretax income for the first half of 2010 was $34.7 million compared with $27.3 million in 2009.

Excluding the $9.7 million pretax breakage gain and the offsetting $1.2 million inventory process charge we earned $0.43 per diluted share in the first half of 2010 compared with $0.41 in 2009. Excluding the same items, pretax income would have been $26.2 million compared with $27.3 million in 2009.

Net sales decreased 5.0 percent to $577.0 million for the first half of 2010 from $607.1 million for 2009. Comparable store sales for the first half of 2010 decreased 3.0 percent from 2009.

Gross profit decreased to $156.6 million or 27.1 percent of sales in the first half of 2010 compared to $172.3 million or 28.4 percent of sales in the same period last year. The gross profit rate decreased as a result of margins being enhanced in the first quarter of 2009 due to an accelerated markdown cadence at the end of fiscal 2008, along with the higher buying expenses.

SG&A was $141.7 million or 24.6 percent of sales as compared to $154.1 million or 25.4 percent of sales during the same period last year. The $12.4 million decrease in SG&A resulted primarily from lower store operating expenses, store closing expenses and depreciation, offset by higher advertising costs, the addback of expense reductions from last year and the $1.2 million charge associated with changing the process and timing of our physical inventories.

Other income for the first half of 2010 increased $10.4 million to $19.7 million compared to $9.3 million in 2009. Included in this increase is the breakage gain of $9.7 million on unused gift and merchandise return cards.

“Our expense and inventory management efforts have been key drivers of our operating results this year and have established the foundation for improved results.” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “We are pleased that operating efficiencies allowed us to deliver solid financial results as we reinstated associate compensation and other expenses that were temporarily reduced last year and are important to our long-term performance.”

Balance Sheet Highlights

At the end of the second quarter of 2010, our inventories of $218 million included $30 million of merchandise in distribution centers that was received earlier than last year as part of our new supply chain network. This compares to $185 million of inventories at the end of the second quarter of 2009 which included only $3 million of distribution center inventories due to our being in the startup phase of our supply chain network. The planned earlier receipts also increased accounts payable. Excluding the merchandise in distribution centers, our average inventory per store at the end of the second quarter increased 5.9 percent. This increase was planned to give us more balanced quantities and to support our receipts for the home store re-invent.

Our cash at the end of the second quarter of 2010 was $80 million, an increase of $35 million from last year. We had no debt at the end of the second quarter in either year.

Store network

One store was closed during the second quarter this year bringing the total number of stores to 264 compared to 270 at the same time last year. We expect that store openings and closings for the remainder of 2010 will add one net new store resulting in 265 stores at year-end.

Conference Call

A conference call for investment analysts to discuss our second quarter results will be held at 10 a.m. ET today, Thursday, August 19, 2010. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2010.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, home and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	July 31, 2010	January 30, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$79,805	$80,975	$45,036
Trade and other receivables	8,104	10,178	13,040
Inventories	218,372	218,125	184,866
Income taxes receivable	—	—	8,323
Prepaid expenses and other current assets	12,277	11,112	13,308

Total current assets	318,558	320,390	264,573
Property and equipment, net	75,074	68,415	78,835
Other assets	14,867	15,408	17,645

Total assets	$408,499	$404,213	$361,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,997	$80,318	$58,028
Accrued liabilities	67,349	84,330	76,329
Income taxes payable	1,557	2,961	—

Total current liabilities	143,903	167,609	134,357
Other liabilities	21,221	20,915	20,692

Total liabilities	165,124	188,524	155,049
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common stock - $.01 par value; 100,000,000 shares authorized; 43,456,366, 42,872,457 and 42,775,961 shares issued and outstanding, respectively	435	429	428
Additional paid-in capital	18,026	15,977	12,044
Retained earnings	224,342	198,705	192,762
Accumulated other comprehensive income	572	578	770

Total stockholders’ equity	243,375	215,689	206,004

Total liabilities and stockholders’ equity	$408,499	$404,213	$361,053

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended July 31, 2010	13 Weeks Ended August 1, 2009	26 Weeks Ended July 31, 2010	26 Weeks Ended August 1, 2009

Net sales	$275,955	$287,501	$576,953	$607,071

Cost of merchandise sold	206,851	212,052	420,346	434,792

Gross profit	69,104	75,449	156,607	172,279

Selling, general and administrative expenses	70,089	74,220	141,687	154,076

Other income, net	14,462	4,310	19,735	9,307

Income from operations	13,477	5,539	34,655	27,510

Interest income (expense), net	16	21	24	(258)

Income before income taxes	13,493	5,560	34,679	27,252

Provision for income taxes	2,204	4,036	9,042	9,642

Net income	$11,289	$1,524	$25,637	$17,610

Net income per share:

Basic	$0.26	$0.04	$0.59	$0.41

Diluted	$0.25	$0.04	$0.57	$0.41

Weighted-average shares outstanding:

Basic	42,610	41,753	42,561	41,728

Diluted	43,970	42,414	43,813	42,167

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended July 31, 2010	26 Weeks Ended August 1, 2009
Cash flows from operating activities:
Net income	$25,637	$17,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,605	9,717
Impairment of property and other assets	266	726
Change in valuation allowance for deferred tax assets	(3,742)	(2,729)
Deferred income taxes	3,742	3,015
Store closing charges	207	1,072
Share-based compensation	1,256	1,805
Tax benefit from equity issuances	2,055	62
Excess tax benefits from share-based compensation	(2,011)	(54)
Changes in assets and liabilities:
Trade and other receivables	2,074	(4,029)
Inventories	(247)	22,273
Income taxes receivable	—	16,116
Prepaid expenses and other current assets	(1,165)	(1,219)
Other assets	53	3,616
Accounts payable	(5,321)	2,345
Accrued liabilities	(16,872)	(3,835)
Income taxes payable	(1,404)	—
Other liabilities	177	(7,661)

Net cash provided by operating activities	13,310	58,830

Cash flows from investing activities:
Capital expenditures	(15,235)	(2,943)

Net cash used in investing activities	(15,235)	(2,943)

Cash flows from financing activities:
Borrowings under notes payable to banks	—	57,134
Repayments of notes payable to banks	—	(157,134)
Excess tax benefits from share-based compensation	2,011	54
Proceeds from exercise of stock options	439	127
Proceeds from employee stock purchase plan	368	96
Repurchase of common stock for employee withholdings	(2,063)	(31)

Net cash provided by (used in) financing activities	755	(99,754)

Net decrease in cash and cash equivalents	(1,170)	(43,867)
Cash and cash equivalents at beginning of year	80,975	88,903

Cash and cash equivalents at end of period	$79,805	$45,036